Champps Entertainment, Inc.
                              List of Subsidiaries


o        Champps Operating Corporation
o        Champps of Maryland, Inc.
o        Champps Americana, Inc.
o        Champps Entertainment of Edison, Inc.
o        Champps Entertainment of Texas, Inc.
o        Americana Dining Corporation